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                                                                      EXHIBIT 11

                    THE LIBERTY CORPORATION AND SUBSIDIARIES
                    ----------------------------------------
                  CONSOLIDATED EARNINGS PER SHARE COMPUTATION
                  -------------------------------------------

                                                                        Three Months Ended
                                                                            March 31,
                                                                   --------------------------
                                                                       1997           1996
                                                                   -----------    -----------
                                                                           (Unaudited)
PRIMARY SHARES

Common shares outstanding - end of period                           20,251,865    20,092,805

Weighted average common shares outstanding                          20,234,731    20,080,138

Weighted average common stock options outstanding                      207,968       160,246

Preferred stock considered a common stock equivalent                   599,985       599,985
                                                                   -----------   -----------

Total primary shares                                                21,042,684    20,840,369
                                                                   ===========   ===========

FULLY DILUTED SHARES

Weighted average common shares outstanding                          20,234,731    20,080,138

Weighted average common stock options outstanding                      221,065       160,290

Preferred stock considered a common stock equivalent                   599,985       599,985

Assumed conversion of redeemable preferred stock not
     considered a common stock equivalent                            1,259,236     1,261,281
                                                                   -----------   -----------
Total fully diluted shares                                          22,315,017    22,101,694
                                                                   ===========   ===========

 NET INCOME                                                        $15,867,000   $14,055,000
                                                                   ===========   ===========

PREFERRED STOCK DIVIDENDS ON REDEEMABLE PREFERRED STOCK

Dividends                                                          $   661,000   $   663,000
                                                                   ===========   ===========

Primary earnings per share (net income minus preferred
     dividends divided by total primary shares)                    $      0.72   $      0.64
                                                                   ===========   ===========
Fully diluted earnings per share (net income divided by total
     fully diluted shares)                                         $      0.71   $      0.64
                                                                   ===========   ===========

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